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                                                                Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 29, 1999 (the "Agreement"), by and among Energy East Corporation, a New York corporation ("Parent"), CTG Resources, Inc., a Connecticut corporation or its successor (the "Company"), and Arthur C. Marquardt (the "Executive"), amends and restates as of the Effective Time (as defined below) that certain Amended and Restated Employment Agreement dated April 27, 1999, by and between the Company and the Executive (the "Prior Agreement").

         The Executive is currently serving as the President and Chief Executive Officer of the Company, and the Company, Parent and Oak Merger Co. have entered into a Merger Agreement (as defined below) which contemplates the merger of the Company with and into Oak Merger Co. to be effective as of the Effective Time.

         The Board of Directors of Parent (the "Board") and the Board of Directors of the Company (the "Company Board") desire to provide for the employment of the Executive as a member of the management of the Company, XENERGY Enterprises, Inc. ("XENERGY") and certain of their subsidiaries and affiliates, from and after the Effective Time, and the Executive is willing to commit himself to serve the Company, XENERGY and their subsidiaries and affiliates, on the terms and conditions herein provided.

         In order to effect the foregoing, Parent, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

         2. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve Parent, the Company, XENERGY and their subsidiaries and affiliates, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

         3. TERM OF AGREEMENT. The Term will commence on the Effective Time of the Merger as those terms are defined in the Agreement and Plan of Merger dated as of June 29, 1999, by and among the Company, Parent and Oak Merger Co., a Connecticut corporation and wholly owned subsidiary of Parent (the "Merger Agreement"), and end on the third anniversary of the day on which the Effective Time occurs, unless further extended as hereinafter provided. Commencing on the first anniversary of the Effective Time and each succeeding anniversary thereafter, the Term of this Agreement shall automatically be extended for one
(1) additional year unless Parent, the Company, or the Executive shall have given 90 days' prior written notice not to extend this Agreement.


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         4.   POSITION AND DUTIES. During the Term, the Executive shall serve as
President and Chief Executive Officer of the Company and a member of the Company Board, and President and Chief Operating Officer of XENERGY and a member of the Board of Directors of XENERGY, and shall also serve in any such executive officer position of the Company or its subsidiaries and affiliates if so appointed by the Board. Commencing no later than the one-year anniversary of the Effective Time, the Executive shall also serve as the Chief Executive Officer of XENERGY, and at that time he shall cease serving as its Chief Operating Officer unless otherwise notified in writing by the Board. During the Term, the Executive shall also be a member of the Board of Directors of Connecticut Energy Corporation. The Executive shall devote substantially all his working time and efforts to the business and affairs of Parent, the Company and their subsidiaries and affiliates; PROVIDED, HOWEVER, that the Executive may also serve on the boards of directors or trustees of other non-affiliated companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder or violate his obligations under Section 10 hereof.

         5.   COMPENSATION AND RELATED MATTERS.

              5.1. BASE SALARY. The Company shall pay, or cause to be paid, to the Executive an annual base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of not less than $425,000 per year. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensation for possible increase, as the Board deems appropriate in its business judgment (and, as so increased, shall thereafter constitute "Base Salary" hereunder). The Base Salary in effect from time to time shall not be decreased during the Term.

         Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of Parent, XENERGY or the Company. The Base Salary payments (including any increased Base Salary payments) shall not in any way limit or reduce any other obligation of Parent or the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary.

              5.2. BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or employee benefit arrangement made available by Parent, XENERGY or the Company during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Executive's participation in such employee benefit plans and arrangements shall be on an appropriate level, but no less favorable than the level of other peer executives of Parent, XENERGY and the Company, as determined by the Board.

              5.3. INCENTIVE COMPENSATION. The Executive shall be entitled to participate in or receive benefits under any short or long-term incentive compensation plan made available by Parent during the period of the Executive's employment hereunder to their executives and key


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management employees at a level appropriate for the Executive's position as determined by the Board, but no less favorable than the level of other peer executives of Parent, XENERGY and the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; PROVIDED, HOWEVER, that the Executive shall not be eligible to receive benefits from any long-term incentive compensation plan, policy or arrangement of Parent to the extent the Executive is receiving a similar benefit pursuant to an incentive compensation plan, policy or arrangement of the Company or any of its subsidiaries.

              5.4. FRINGE BENEFITS. The Executive shall be entitled to receive any fringe benefits which are made available by Parent, XENERGY or the Company during the period of the Executive's employment hereunder to their executives and key management employees; provided, however, if not otherwise included, Executive shall receive: (a) an automobile provided at the expense of the Parent or a subsidiary thereof, (b) payment for luncheon club dues at a level not less than that which the Executive was entitled to receive immediately prior to the Effective Time, and (c) financial and tax planning services and computer allowance of $3,500 per year.

              5.5. EXPENSES. Upon presentation of reasonably adequate documentation to Parent, the Executive shall receive prompt reimbursement from Parent or a subsidiary thereof for all reasonable and customary business expenses incurred by the Executive in accordance with Parent's policy in performing services hereunder.

              5.6. VACATION. The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

              5.7. COMPLETION BONUSES. Parent shall pay, or cause to be paid, to the Executive in cash a bonus of $400,000 within five (5) days of the Effective Time. Parent shall pay, or cause to be paid, to the Executive the following completion bonuses (the "Completion Bonuses") upon completion of the specified periods of his employment: (i) $400,000 if Executive is employed with Parent or any subsidiary or affiliate thereof on the one (1) year anniversary of the Effective Time; and (ii) $400,000 if Executive is employed with Parent or any subsidiary or affiliate thereof on the two (2) year anniversary of the Effective Time. Each Completion Bonus shall be paid within five (5) days after the respective anniversary of the Effective Time.

              5.8. SPECIAL RETIREMENT BENEFIT. If the Executive retires on or after his 60th birthday ("Retirement"), or if the Executive's employment hereunder is terminated within three years after the Effective Time by the Company without Cause (other than Disability) or by the Executive for Good Reason ("Wrongful Termination"), or for any reason (including, without limitation, the Executive's death) thereafter during the Term, the Executive (or in the event of his death at any time during the Term, his surviving spouse) shall be entitled to a supplemental retirement benefit (the "Special Retirement Benefit") as set forth herein, which shall be in addition to his pension benefits under all qualified and nonqualified defined benefit retirement plans of the Company and Parent and their affiliates and all of his prior employers (the "Basic Plans"). The Special Retirement Benefit shall be payable in the form of a monthly single life


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annuity, or, if the Executive is married at the commencement of the Special
Retirement Benefit or at the time of his death during the Term, in the form of an actuarially equivalent joint and 66 2/3% survivor benefit with the surviving spouse to whom he was married at the time of the commencement of the Special Retirement Benefit or date of death, if earlier (the amount of which actuarially equivalent benefit shall be determined based on assumptions no less favorable to the Executive than the applicable assumptions in the Connecticut National Gas Corporation Officers' Retirement Plan immediately prior to the Effective Time). The Special Retirement Benefit shall be payable beginning as of (i) in the case of the Executive's Retirement, the date of the Executive's Retirement, (ii) in the case of the Executive's Wrongful Termination, the third anniversary of the Date of Termination, (iii) in the case of the Executive's death during the Term, the date of his death, and (iv) in all other cases, the later of the date of the Executive's termination of employment or the Executive's 60th birthday. The amount of the Special Retirement Benefit shall be such that for each month, the aggregate of the monthly payments payable to the Executive pursuant to the Special Retirement Benefit and the Basic Plans equals 75% of the highest annual rate of the Executive's Base Salary in effect at any time during the Term, divided by twelve; provided, that in determining the amounts payable pursuant to the Basic Plans, it shall be assumed that the benefits thereunder are payable in the same form as the Special Retirement Benefit, beginning on the earliest date permitted by the terms of the applicable Basic Plan. If the Executive (or in the case of the Executive's death during the Term, his surviving spouse) becomes entitled to receive the Special Retirement Benefit, he or his surviving spouse, as applicable, shall supply Parent and the Company with such information as they may reasonably request relating to his benefits from retirement plans of prior employers in order to determine the amount of the Special Retirement Benefit.

         6. COMPENSATION RELATED TO DISABILITY. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties hereunder as a result of incapacity due to physical or mental illness, Parent shall pay, or cause to be paid, to the Executive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by Parent, XENERGY or the Company during such period, until the Executive's employment is terminated by Parent for Disability; PROVIDED, HOWEVER, that such payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of Parent or the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such payment.

         7.   TERMINATION COMPENSATION AND BENEFITS.

              7.1. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive's Base Salary (to the Executive or in accordance with Section 11.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect immediately prior to the time the Notice of Termination is given, together with all compensation and benefits (other than severance compensation and benefits) payable to the Executive through the Date of Termination or thereafter under the terms of any compensation or benefit plan, program or arrangement maintained by Parent, XENERGY or the Company during such period, and any unreimbursed


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expenses payable pursuant to Section 5.5 of the Agreement that were incurred before the Date of Termination.

              7.2. In the event the Executive's employment is terminated prior to the expiration of the Term of the Agreement by the Executive for Good Reason or by Parent or the Company for reasons other than Cause (other than the death or Disability of the Executive), the Executive shall receive, in addition to amounts payable under Section 7.1 and 7.3, (i) a lump sum cash payment to be made within five (5) days of the Date of Termination equal to three times the sum of the Base Salary and incentive compensation (as described below), (ii) continuation of the benefits provided for in Section 5.2 of this Agreement for the remainder of the Term, and (iii) the Special Retirement Benefit (to the extent provided for in Section 5.8 hereof). For purposes of determining equivalent value of incentive compensation, the value of short-term incentive compensation shall be the higher of (i) the amount of short-term compensation payable to the Executive with respect to the fiscal year ended immediately prior to the Date of Termination and (ii) the average of the amounts of short-term compensation payable to the Executive with respect to each of the three most recently completed fiscal years ended immediately prior to the Date of Termination, and the value of long-term incentive compensation shall be the value of long-term incentive compensation awards outstanding on the Date of Termination for performance periods ending after the Date of Termination, such value being determined based upon the projected target value of the applicable long-term incentive compensation award as determined by the Company in connection with the grant thereof.

              7.3. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay (i) the Executive's normal post-termination compensation and benefits (other than severance compensation and benefits) to the Executive as such payments become due, and (ii) the Special Retirement Benefit as and to the extent provided for in Section 5.8. Such normal post-termination compensation and benefits (other than severance compensation and benefits) shall be determined under, and paid in accordance with, Parent's or the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement), as applicable.

              7.4. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution by Parent, the Company or their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                        (b) Subject to the provisions of Section 7.4(c) hereof, all determinations required to be made under this Section 7.4, including whether a Gross-Up


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Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by Parent's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within fifteen (15) business days of the Date of Termination and/or such earlier date(s) as may be requested by Parent or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date" for purposes of this Section 7.4(b) and Section 7.5 hereof). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.4(b), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 7.4(b) shall be binding upon Parent, the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that Parent exhausts its remedies pursuant to
Section 7.4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                        (c) The Executive shall notify Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                             (i) give Parent any information reasonably requested by Parent relating to such claim;

                             (ii) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Parent;

                             (iii) cooperate with Parent in good faith in order to effectively contest such claim; and


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                             (iv)      permit Parent to participate in any
                                       proceeding relating to such claim;

PROVIDED, HOWEVER, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.4(c), Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; PROVIDED, HOWEVER, that if Parent directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.4(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Parent's and the Company's complying with the requirements of Section 7.4(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.4(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

              7.5. The payments provided for in Section 7.4 hereof (other than Section 7.4(c) and (d)) shall be made not later than the fifth (5th) day following each Determination Date; PROVIDED, HOWEVER, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth
(30th) day after each Determination Date. In the event that the


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amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

              7.6. The Company also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); PROVIDED, HOWEVER, the Company shall not be required to pay to the Executive legal fees and expenses to the extent such legal fees and expenses were incurred in connection with a contest controlled by Parent pursuant to Section 7.4(c) hereof in connection with which Parent complied with its obligations under said Section 7.4(d). Such payments shall be made within five (5) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Parent reasonably may require.

        8.    TERMINATION PROCEDURES.

              8.1. NOTICE OF TERMINATION. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination by the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

              8.2. DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Parent, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than

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fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         9. NO MITIGATION. Parent and the Company agree that, if the Executive's employment hereunder is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Parent or the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 7.4(d) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Parent or the Company, or otherwise.

         10.  CONFIDENTIALITY AND NONCOMPETITION.

              10.1. The Executive will not, during or after the Term, without the prior written consent of the Parent or as may otherwise be required by law or legal process, disclose to any entity or person any information which is treated as confidential by Parent or the Company or any of their subsidiaries or affiliates (each, an "EE Entity"), and not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee or director of any EE Entity.

              10.2. Except as permitted by Parent or the Company upon its prior written consent, the Executive shall not, during the Executive's employment with the EE Entities and for the period ending one year after the Executive's employment with the EE Entities terminates for any reason enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services which any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with a primary line of business of any EE Entity or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, Vermont, Massachusetts, New Hampshire, Maine and Rhode Island.

         11.  SUCCESSORS; BINDING AGREEMENT.

              11.1. In addition to any obligations imposed by law upon any successor to Parent or the Company, Parent and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent or the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent and the Company would be required to perform it if no such succession had taken place. Failure of Parent or the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Parent or the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's


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employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

              11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

              11.3. Except as provided herein, at the Effective Time, the Prior Agreement shall be terminated and no longer in effect; and the Executive expressly waives his rights to any payments under the Prior Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no further force or effect if the Merger Agreement is terminated without consummation of the Merger or if the Executive's employment with the Company and/or its subsidiaries terminates for any reason before the Effective Time.

         12. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

              (a)       To the Company:

                        Energy East Corporation
                        One Canterbury Green
                        P.O. Box 1196
                        Stamford, Connecticut  06901
                        Attention: Mr. Kenneth M. Jasinski
                                   Executive Vice President and General Counsel

                        Telephone: (203) 325-0690
                        Telecopy:  (203) 325-1901
                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention: Seth A. Kaplan, Esq.

                        Telephone: (212) 403-1000
                        Telecopy:  (212) 403-2000


              (b)       To the Company:

                        CTG Resources, Inc.
                        100 Columbus Boulevard
                        Hartford, Connecticut  06144
                        Attention: Reginald L. Babcock, Esq.
                                   Vice President, General Counsel and Secretary

                        Telephone: (860) 727-3000
                        Telecopy:  (860) 727-3064

                        with a copy to:

                        Jones, Day, Reavis & Pogue
                        77 West Wacker
                        Chicago, Illinois 60601-1692
                        Attention:  Robert A. Yolles, Esq.

                        Telephone: 312-782-3939
                        Telecopier: 312-782-8585


              (c)       To the Executive:

                        At the Executive's residence address as maintained by the Company in the regular course of its business for payroll purposes.

         13.  MISCELLANEOUS.

              13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, except as otherwise provided in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to choice of law principles.

         All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of Parent, the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

              13.2. Notwithstanding any provision of this Agreement to the contrary, Parent and the Company shall be jointly and severally liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees for all payment obligations under this Agreement.

         14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to and initially determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty
(60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         17. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning indicated below:

                        (a)  "Base Salary" shall have the meaning stated in
Section 5.1 hereof.

                        (b) "Cause" for termination by Parent or the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 8.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Parent or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Parent or the Company.

                        (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                        (d) "Company" shall mean CTG Resources, Inc. or any successor to its business and/or assets.

                        (e) "Date of Termination" shall have the meaning stated in Section 8.2 hereof.

                        (f) "Disability" shall be deemed the reason for the termination by Parent or the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full time performance of the Executive's duties hereunder for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), Parent shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full time performance of the Executive's duties.

                        (g) "Parent" shall mean Energy East Corporation and any successor to its business and/or assets.

                        (h)  "Excise Tax" shall have the meaning stated in
Section 7.4(a) hereof.

                        (i) "Executive" shall mean the individual named in the first paragraph of this Agreement.

                        (j) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by Parent or the Company, or failures by Parent or the Company to act, unless, in the case of any act or failure to act described in paragraphs (i) or (ii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                             (i) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company and XENERGY or a substantial alteration in the nature or status of the Executive's responsibilities consistent with the titles set forth in Section 4;

                             (ii) any material breach of any provision of this Agreement by Parent or the Company;

                             (iii) the relocation of the Company's principal executive offices to a location which is not within the 25-mile radius of Hartford, Connecticut or Parent or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the business of Parent or the Company or its affiliates; or

                             (iv)      any purported termination of the
                                       Executive's employment which is not
                                       effected pursuant to a Notice of
                                       Termination satisfying the requirements
                                       of Section 8.1; for purposes of this
                                       Agreement, no such purported termination shall be effective.

         The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                        (k)  "Gross-Up Payment" shall have the meaning stated in
Section 7.4(a) hereof.

                        (l) "Notice of Termination" shall have the meaning stated in Section 8.1 hereof.

                        (m) "Severance Payments" shall mean those payments described in Section 7.2 hereof.

                        (n) "Term" shall have the meaning stated in Section 3 hereof.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                  ENERGY EAST CORPORATION


                                  /s/ Kenneth M. Jasinski
                                  --------------------------------------------
                                  By: Kenneth M. Jasinski
                                  Title:  Executive Vice President and General
                                  Counsel




                                  CTG RESOURCES, INC.


                                  /s/ R. L. Babcock
                                  --------------------------------------------
                                  By: R. L. Babcock
                                  Title: Vice President, General Counsel and
                                            Secretary


                                  EXECUTIVE


                                  /s/ Arthur C. Marquardt
                                  --------------------------------------------
                                  Arthur C. Marquardt